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                                                                      EXHIBIT 10

                              LOJACK CORPORATION
                                333 Elm Street
                          Dedham, Massachusetts 02026

                               November 1, 2000

Mr. Ronald J. Rossi
214 Ricardo Street, North #24
Niagara-On-The-Lake, Ontario LOS1J0
Canada

Dear Ron:

     I am pleased to confirm our offer and your acceptance of the terms of your employment as Chief Executive Officer of LoJack Corporation (the "Company"). The effective date of this letter agreement shall be November 20, 2000 (the "Effective Date").

     1.   Duties, etc.  In your capacity as an officer and employee of the
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Company, you will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by, the Board of Directors of the Company, provided that such duties and responsibilities are consistent with your position as Chief Executive Officer of the Company. You will continue to perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability.

     2.   Base Salary.  Your base salary will be paid at the rate of $300,000
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per year through February 28, 2002. Prior to the end of each year during the term of your employment, the Board of Directors will review your base salary and may increase but not decrease base salary for the following year. All payments under this paragraph or any other paragraph of this letter agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding taxes.

     3.   Stock Options.  Upon commencement of your employment you will be
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issued nonqualified Senior Management stock options under the Company's Stock
Incentive Plan to purchase a total of 250,000 shares of common stock of the Company, $.01 par value, at then current market value, expiring on the earlier of three years after retirement or ten years after issuance, vesting 50,000 shares immediately, 100,000 shares on February 28, 2002 and 100,000 shares on February 28, 2003, and otherwise on terms consistent with outstanding Senior Management Options.

     4.   Annual Bonus.  Commencing with the fiscal year ending February 28,
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2002, you will receive an annual bonus of up to fifty percent (50%) of your Base
Salary (an "Annual
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Bonus"), which Annual Bonus shall be determined and paid in a manner consistent with similar bonuses paid to other management employees of the Company. The bonus generally will be tied to the Company's achievement of various financial objectives.

     5.  Benefits.  It is contemplated that you will not move your residence to
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the Boston area, but will travel back and forth to the Company's headquarters by air. You will receive a housing allowance of $2,500 per month during the term of this agreement. You shall be provided with a Company car for your use and will utilize the automobile primarily for local travel. You will be responsible for creating and maintaining any records required to document vehicle usage.
You will participate in the Company's stock option plan after February 28, 2002 in a manner consistent with other management employees and your position. Participation in option grants prior to that date will be solely in the discretion of the Board of Directors or Compensation Committee. You will receive a minimum of six (6) weeks of paid vacation per year (pro rated for partial years), and you will be eligible to participate in all benefit and welfare plans made generally available to executives of the Company (as in effect from time to time), all subject to plan terms and generally applicable Company policies.

     6.  Term of Agreement; Severance.  The term of this letter agreement shall
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be approximately twenty-seven (27) months, ending February 28, 2003.  However, you will retain the right to terminate your employment at any time, and the Company retains a similar right as provided below.

     The Company may terminate your employment at any time by majority vote of the outside directors of the Company. If (x) the Company terminates your employment other than for Cause (meaning fraud or breach of fiduciary duty in the performance of your duties for, or responsibilities to, the Company; substantial and continued negligence in the performance of your duties for, or responsibilities to, the Company which negligence continues after notice and an opportunity to cure; willful misconduct in the performance of your duties, or your commission of a felony or a crime involving an act of moral turpitude, in each case as determined by majority vote of the outside directors of the Company in their reasonable judgment after notice and an opportunity to attend a portion of the board meeting at which the matter will be considered and to be heard at that meeting) and other than because of death or Disability, or (y) you terminate your employment for Good Reason (meaning your title or responsibilities are materially diminished other than for any of the reasons described in clause (x) above; you are assigned duties materially inconsistent with your position; or the Company commits any material breach of this letter agreement), the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) pay, in a lump sum, twenty-four (24) months base salary at the rate in effect on the date your employment is terminated (the "Date of Termination") but not more than the balance due over the term of this Agreement, (ii) pay, in your behalf, the cost of COBRA benefits for a period of eighteen (18) months after the Date of Termination but not beyond the term of this Agreement, and (iii) pay you a prorated bonus for the year in which the termination occurs, to be paid at the same time that the annual bonus for the full year is ordinarily paid pursuant to paragraph 4, in the amount that would have been paid had your employment continued through the end of the year, prorated by the portion of the full year represented by the period ended on the Date of Termination.

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     If (x) the Company terminates your employment for Cause, or (y) you terminate your employment without Good Reason, the Company will make no other payments hereunder or otherwise, except for all payments of base salary and benefits accrued and owing as of the Date of Termination.

     If you or the Company terminates your employment because of death or Disability, the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay your base salary through the Date of Termination and for six months thereafter (but not beyond the term of this Agreement) at the rate then in effect, (ii) pay you a prorated bonus, to be paid at the same time that the annual bonus is ordinarily paid pursuant to paragraph 4, in the amount that would have been paid had your employment continued through the end of the year, prorated by the portion of the full year represented by the period ended on the Date of Termination, and (iii) pay you all base salary and benefits accrued and owing as of the Date of Termination.

     For purposes of this letter agreement, the "Date of Termination" shall mean the date your employment with the Company terminates regardless of the reason, and "Disability" shall mean any illness, injury, accident or condition of either a physical or psychological nature which results in your being unable to perform substantially all of the duties of your employment with the Company for a period of 180 days during any period of 365 consecutive days.

     7.  Confidentiality; Proprietary Rights.  Without the written consent of
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the Board of Directors, you will not during or after the term of your employment with the Company disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer of the Company), any material information obtained by you while in the employ of the Company the disclosure of which you have reason to believe will be adverse to the interests of the Company, or use any such information to the detriment of the Company; provided, however, that such restriction shall not apply to information not used and legally protected as a trade secret by the Company at the time of disclosure or which subsequently becomes generally known other than as a result of unauthorized disclosure by you.

     All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment which constitute patentable inventions or intellectual property protectable as trade secrets and which are directly or indirectly useful in, or relate to, the business of or products or services sold by the Company or any of its subsidiaries shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company's exclusive property as against you. You will, upon the Company's request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto). This paragraph does not apply to your general knowledge, experience or know-how.

     8.  Restricted Activities.  You agree that from the date hereof until one
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year from the

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Date of Termination, (a) you will not materially, directly or indirectly, own, manage, operate, control, participate in, invest in or be connected in any manner with the management, financing, ownership, operation or control of any business venture or activity that competes with any business of the Company or its subsidiaries as of the Date of Termination in the United States or in any other country where such business is then being conducted or proposed to be conducted by the Company or a subsidiary. It is understood and agreed that passive ownership of not more than five percent of the stock or other equity interests of a business entity shall not constitute a violation hereof and that you will not be treated as being in violation of these provisions based upon any activity of a family member in which you are not a participant. You agree that the restrictions contained in this paragraph 8 are reasonably necessary for the protection of the Company and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that the Company will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions.

     9.   Miscellaneous.  The headings in this letter are for convenience only
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and shall not affect the meaning hereof.  This letter constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Company may assign all of its rights and obligations under this letter agreement to a third party that acquires substantially all of the assets of the Company.

     10.  Acceptance.  In accepting this offer, you represent that you have not
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relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter. If this letter reflects your understanding, please sign and return a copy to the undersigned for delivery by the close of business on November 20, 2000, whereupon it shall become a binding agreement between the Company and you on the terms provided herein.

                                        Very truly yours,

                                        LOJACK CORPORATION


                                        By:  /s/ C. Michael Daley
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                                             C. Michael Daley, Chairman

Accepted and Agreed To:

/s/ Ronald J. Rossi
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Ronald J. Rossi

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